As filed with the Securities and Exchange Commission on December 10, 2015

Registration No. 333-146730

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WuXi PharmaTech (Cayman) Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(state or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

288 Fute Zhong Road

Waigaoqiao Free Trade Zone

Shanghai 200131

People’s Republic of China

(Address of principal executive office)

WuXi PharmaTech (Cayman) Inc.

Prior Employee Share Option Plan

&

2007 Employee Share Incentive Plan

(Full Title of the Plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, address and telephone number of agent for service)

Copies to:

Kurt J. Berney, Esq.

O’Melveny & Myers LLP

Two Embarcadero Center, 28th Floor

San Francisco, CA 94111-3823

+1 (415) 984-8989

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-146730) (the “Registration Statement”), which was filed with the Securities and Exchange Commission by WuXi PharmaTech (Cayman) Inc., a company established under the laws of the Cayman Islands (the “Registrant”), and became effective on October 16, 2007. Under the Registration Statement, a total of 110,088,850 ordinary shares of the Registrant, par value $0.02 per share (the “Ordinary Shares”) were registered for issuance upon exercise of options and other rights granted or to be granted pursuant to the Registrant’s prior employee share option plan and 2007 Employee Share Incentive Plan (collectively, the “Plans”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued securities previously registered under the Registration Statement and issuable under the Plans.

On August 24, 2015, the Registrant entered into an Agreement and Plan of Merger with New WuXi Life Science Limited (“Parent”) and WuXi Merger Limited (“Merger Sub”), a wholly-owned subsidiary of Parent, which was amended by Amendment to the Agreement and Plan of Merger, dated as of October 20, 2015, and Second Amendment to the Agreement and Plan of Merger, dated as of November 20, 2015 (as amended, the “Merger Agreement”). On November 25, 2015, at an extraordinary general meeting, the shareholders of the Registrant voted to adopt the Merger Agreement and the transactions contemplated thereby.

On December 10, 2015 (the “Effective Time”), pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Parent. Upon the completion of the Merger, all outstanding Ordinary Shares and American Depositary Shares of the Registrant and all outstanding and unexercised options to purchase Ordinary Shares and all outstanding restricted stock units representing Ordinary Shares under the Plans were cancelled.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on December 10, 2015.

WuXi PharmaTech (Cayman) Inc.

By:	/s/ Edward Hu
Name:	Edward Hu
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ge Li	Chairman and Chief Executive Officer	December 10, 2015
Ge Li	(principal executive officer)

/s/ Edward Hu	Chief Financial Officer	December 10, 2015
Edward Hu	(principal financial and accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Post-Effective Amendment to the this Registration Statement in Newark, Delaware on December 10, 2015.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Donald J. Puglisi
Managing Director